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                                                                  Exhibit 5.1

                      [Letterhead of Richard J. Rawson]






                                        April 1, 1996


Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey  07974


Ladies and Gentlemen:

        In connection with the registration of 127,650,000 shares of common stock, par value $.01 per share (the "Shares"), of Lucent Technologies Inc. (the "Company") under the Securities Act of 1933, as amended, on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on February 5, 1996 (File No. 333-703), as amended by Amendment No. 1 filed with the Commission on March 12, 1996, Amendment No. 2 filed with the Commission on March 22, 1996 and Amendment No. 3 filed with the Commission on April 1, 1996 (collectively, and as it may be further amended, the "Registration Statement"), you have requested my opinion with respect to the following matters.

        In connection with my rendering this opinion, I have reviewed (i) the forms of the Restated Certificate of Incorporation (the "Restated Certificate") and By-Laws of the Company as set forth as exhibits to Amendment No. 3 to the Registration Statement; (ii) the Registration Statement; (iii) certain resolutions adopted or to be adopted by the Board of Directors or Pricing Committee of the Board of Directors of the Company; (iv) the form of stock certificate representing the Shares and (v) such other documents, records and papers as I have deemed necessary or appropriate in order to give the opinions set forth herein. I am familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Shares. I have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data


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Lucent Technologies Inc.
April 1, 1996
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that I have deemed appropriate.  I have assumed the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to us as copies. I have also assumed that the Restated Certificate will be duly filed with and accepted by the Secretary of State of the State of Delaware in the form reviewed by me prior to the issuance of the Shares registered under the Registration Statement.

        I am not a member of the Bar of any jurisdiction other than the State of New York and the District of Columbia, and, with your consent, I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or the laws of any other jurisdiction.

        Based on such examination and review, and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

        I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to me in the Prospectus that is a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ Richard J. Rawson

                                        Richard J. Rawson
                                        Senior Vice President and
                                        General Counsel